Exhibit 99.1

Contact:
At the Company:	At The Financial Relations Board:
Francis X. Moran	Marilynn Meek: General Info (212) 445-8451
Investor Relations	Nicole Engel: Analysts (212) 445-8452
(203) 678-2355

PROTON ENERGY SYSTEMS, INC.

ANNOUNCES FIRST QUARTER RESULTS

Wallingford, CT, May 5, 2003 – Proton Energy Systems, Inc. (Nasdaq: PRTN), a leading hydrogen generator and regenerative fuel cell company, announced today results for the first quarter ended March 31, 2003.

First Quarter Highlights:

•	Delivered 32 laboratory hydrogen generators in the quarter under an agreement with Matheson Tri-Gas, Inc. Revenue recognition is being deferred until warranty expiration.

•	Delivered three HOGEN® 40 series hydrogen generators in the quarter. Revenue recognition is being deferred until warranty expiration.

•	Featured at a White House-sponsored event to promote President Bush’s $1.2 billion Freedom Car and Fuel initiative.

•	Installed a HOGEN 380 hydrogen generator for a hydrogen fuel cell bus program in Barth, Germany.

•	Reached agreement to end the Development, Marketing and Distribution Agreement for laboratory hydrogen generators with Matheson Tri-Gas Inc.

•	Successfully tested HIPRESSTM high-pressure cell stack modules, thereby achieving a key milestone in the Naval Research Laboratory contract funded by the Defense Advance Research Projects Agency.

•	Received a contract to develop a 1 kW regenerative solar/Proton Exchange Membrane fuel cell demonstration system from Jacobs Sverdrup Technology, Inc, a subcontractor to the U.S. Navy for testing at the Naval Air Weapons Station at China Lake, California.

Subsequent Events:

•	Resumed production and shipments of HOGEN 40 hydrogen generators and began accepting new orders for units to be delivered in the third quarter of 2003.

•	Strengthened Proton’s intellectual property position by bringing our total U.S. and foreign patent filings to 114. Proton now holds 11 issued U.S. patents and two issued European patents.

Proton’s Chief Operating Officer Dr. Larry M. Sweet commented, “We are very encouraged with positive trends in our commercial hydrogen generator business. We increased cell stack production rates by 40 percent, to seven units per week. We are on track in retrofitting field units with replacement stacks consistent with the existing cell stack reserve. In April 2003, we announced that we were accepting new customer orders for third quarter 2003 delivery and already booked orders for eight units in addition to our prior backlog.”

Financial Results:

Revenues for the first quarter ended March 31, 2003 were $173,000 compared to revenues of $938,000 for the same period last year. The decrease in revenues primarily relates to the first phase of our NRL contract that was substantially completed in 2002. During the fourth quarter of 2002, the Company determined that recognizing revenue on shipment of its HOGEN 40 series hydrogen generators was no longer appropriate because of significant uncertainty surrounding the reliability of the existing PEM electrolyzer cell stack within the units. The Company anticipates deferring product revenue until it has compiled sufficient warranty history on units containing modified cell stacks. For this reason, product revenue from HOGEN 40 series hydrogen generator shipments made in the first quarter is deferred until the expiration of the product warranty period.

Net loss attributable to common shareholders for the first quarter of 2003 was $4,650,000 or $0.14 per share compared to $2,263,000 or $0.07 per share for the comparable 2002 period. The change in net loss per share is primarily due to increases in selling, general and administrative expense, a decrease in interest income resulting from decreased cash and marketable securities balances as well as lower average interest rates, and decreased gross margins.

Conference Call:

Proton Energy Systems will conduct a conference call tomorrow, Tuesday, May 6, 2003 at 11:00 a.m. ET to discuss first quarter 2003 and other matters of interest to investors and analysts. Individuals wishing to participate in the conference call should dial (800) 240-6709. For interested individuals unable to join the call, a replay will be available through May 13, 2003 by dialing (800) 405-2236, pass code 536578. The call will also be broadcast live over the Internet and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Proton Energy Systems website at http://www.protonenergy.com.

Proton Energy Systems, Inc. ( http://www.protonenergy.com ) designs, develops and manufactures Proton Exchange Membrane, or PEM, electrochemical products that it employs in hydrogen generating devices and in regenerative fuel cell systems that function as power generating and energy storage devices. Proton’s HOGEN® and FuelGen™ hydrogen generators produce hydrogen from electricity and water in a clean and efficient process using its proprietary PEM technology.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Proton’s goals, guidance, revenue projections and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Proton’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Proton disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Proton’s forward-looking statements include, but are not limited to, our failure to complete development of our products, failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products and other factors detailed in our Form 10-K for year ended December 31, 2002 and other filings made from time to time with the SEC.

Proton Energy Systems, Inc.

Financial Results

(unaudited)

Income Statement Data:	Quarter Ended March 31,
	2003	2002

Net revenues	$173,000	$938,000
Net costs of sales	944,000	1,024,000
Research and development	1,969,000	2,217,000
General and administrative	2,719,000	1,706,000

Loss from operations	(5,459,000)	(4,009,000)
Interest income, net	834,000	1,722,000
Gain on sale of marketable securities	—	24,000
Loss on disposal of fixed assets	(25,000)	—

Net loss attributable to common shareholders	($4,650,000)	($2,263,000)

Loss per share, basic and diluted	($0.14)	($0.07)
Weighted average shares outstanding	33,457,139	33,243,842

Balance Sheet Data:	March 31,	December 31,
	2003	2002

Cash and marketable securities	$146,131,000	$150,359,000
Total assets	171,234,000	176,305,000
Total current liabilities	7,477,000	7,577,000
Total long-term liabilities	6,353,000	6,441,000
Total stockholders’ equity	157,404,000	162,287,000
Total liabilities and stockholders’ equity	171,234,000	176,305,000

PROTON®, HOGEN®, UNIGEN®, FUELGEN™, HIPRESS™ and TRANSFORMING ENERGY™ are trademarks or registered trademarks of Proton Energy Systems, Inc.

SOURCE: Proton Energy Systems, Inc.